Exhibit 10.1

TRANSITION SERVICES AGREEMENT

by and between

Wyndham Destinations, Inc.

and

Wyndham Hotels & Resorts, Inc.

Dated as of
May 31, 2018

i

Service Schedules

Facilities

HR/Benefits

Information Technology

Payroll

SEC Filing, Intellectual Property, Information Management and Related Services

Tax, Treasuring, Finance, Sourcing and Project Management

Exhibits

Exhibit A:  Data Sharing Addendum

Exhibit B:  Business Associate Agreements

ii

TRANSITION SERVICES AGREEMENT

THIS TRANSITION SERVICES AGREEMENT (this “Agreement”) effective as of May 31, 2018 (the “Effective Date”), is hereby made by and between Wyndham Hotels & Resorts, Inc., a Delaware corporation (“SpinCo”), and Wyndham Destinations, Inc., a Delaware corporation (“RemainCo”).  Each of SpinCo and RemainCo is sometimes referred to herein as a “Party” and collectively, as the “Parties”.

W I T N E S S E T H:

WHEREAS, SpinCo and RemainCo have entered into a Separation and Distribution Agreement, dated as of May 31, 2018 (the “SDA”), pursuant to which, among other things, (i) RemainCo and SpinCo will enter into a series of transactions whereby (A) RemainCo and/or one or more members of the RemainCo Group will, collectively, own all of the RemainCo Assets and Assume (or retain) all of the RemainCo Liabilities, and (B) SpinCo and/or one or more members of the SpinCo Group will, collectively, own all of the SpinCo Assets and Assume (or retain) all of the SpinCo Liabilities and (ii) for RemainCo to distribute to the holders of RemainCo Common Stock on a pro rata basis (without consideration being paid by such stockholders) all of the outstanding shares of SpinCo Common Stock; and

WHEREAS, this Agreement is the “Transition Services Agreement” referred to in the SDA, and the Parties have agreed to enter into this Agreement at the Closing pursuant to the SDA.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements, provisions and covenants contained in this Agreement, the Parties hereby agree as follows:

ARTICLE 1

DEFINITIONS AND INTERPRETATION

Section 1.01                             Certain Definitions.  As used in this Agreement, the following terms shall have the following meanings (and all other capitalized terms used but not defined herein shall have the meanings given to such terms in the SDA):

“Additional Services” shall have the meaning set forth in Section 2.02.

“Affiliate” shall mean, when used with respect to a specified Person, a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such specified Person.  For the purposes of this definition, “control”, when used with respect to any specified Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other interests, by Contract or otherwise.  It is expressly agreed that no Party shall be deemed to be an Affiliate of the other Party by reason of having one or more directors in common or having the same Chairman of the board of directors.

“Agreement” shall have the meaning set forth in the preamble.

“Charges” shall have the meaning set forth in Section 3.01.

“Confidential Information” shall mean all non-public, confidential or proprietary Information received, or otherwise obtained, by Receiving Party from Disclosing Party, on or after the Effective Date, in connection with this Agreement, of or concerning (a) the Disclosing Party or its past, current or future activities, businesses, finances, Assets, Liabilities or operations or (b) any third party who has provided Information to the Disclosing Party in confidence, except, in each case, for any Information that is (i) in the public domain or available to the public through no fault of the Receiving Party, (ii) lawfully acquired after the Effective Date by the Receiving Party from other sources not known to be subject to confidentiality obligations with respect to such Information or (iii) independently developed by the Receiving Party after the Effective Date without use of or reference to any Confidential Information.

“Data” shall have the meaning set forth in the Data Sharing Addendum.

“Data Processor” shall have the meaning set forth in the Data Sharing Addendum.

“Disclosing Party” shall mean a Party or any of its Affiliates or any Person acting on any of their behalves that discloses Confidential Information to a Receiving Party under this Agreement.

“Dispute” shall have the meaning set forth in Section 9.13(a).

“Dispute Notice” shall have the meaning set forth in Section 9.13(a).

“Effective Date” shall have the meaning set forth in the preamble.

“Force Majeure” shall have the meaning set forth in Section 9.01.

“Indirect Tax” shall have the meaning set forth in the Tax Matters Agreement.

“Information” shall mean information and data, whether or not patentable or copyrightable, in written, oral, electronic, computerized or digital, or other tangible or intangible forms, stored in any medium, including studies, reports, records, ledgers, books, contracts, instruments, surveys, discoveries, ideas, concepts, know-how, techniques, designs, specifications, drawings, blueprints, diagrams, artwork, models, prototypes, samples, policies, procedures and manuals, flow charts, product literature, files, data, computer data, disks, diskettes, tapes, computer programs or other software, marketing plans, customer names, correspondence, communications (including attorney-client privileged communications), memos and other materials of any nature, including operational, technical or legal, and other technical, financial, employee or business information or data, including earnings reports and forecasts, macro-economic reports and forecasts, all cost information, sales and pricing data, business plans, market evaluations, surveys, credit-related information and customer information.

“Party” or “Parties” shall have the meaning set forth in the preamble.

“Receiving Party” shall mean a Party or any of its Affiliates or any Person acting on any of their behalves that receives Confidential Information from a Disclosing Party under this Agreement.

“Related Parties” shall mean, with respect to a Party, its officers, directors, employees and any of its Affiliates or Subsidiaries, and their officers, directors or employees, shareholders, agents and other representatives, or any of the successors or assigns of any of the foregoing Persons.

“RemainCo” shall have the meaning set forth in the preamble.

“Representative” shall have the meaning set forth in Section 2.05(a).

“Review Meetings” shall have the meaning set forth in Section 2.05(a).

“SDA” shall have the meaning set forth in the recitals.

“Service Period” shall mean, with respect to any Service, the period commencing on the Effective Date and ending on the earlier of (i) the date Service Provider or Service Recipient terminates the provision of such Service in accordance with the terms of this Agreement, and (ii) the termination date specified with respect to such Service on the Service Schedule applicable to such Service (or, if no termination date is specified in the applicable Service Schedule, twelve (12) months from the Effective Date), taking into consideration any extensions thereto made in accordance with the terms of this Agreement.

“Service Provider” shall mean the Party providing a Service hereunder.

“Service Recipient” shall mean the Party receiving a Service hereunder.

“Service Schedule” shall have the meaning set forth in Section 2.01.

“Service Taxes” shall have the meaning set forth in Section 3.05.

“Services” shall have the meaning set forth in Section 2.01.

“SpinCo” shall have the meaning set forth in the preamble.

“Subcontractor” shall have the meaning set forth in Section 2.04.

“Tax” or “Taxes” shall have the meaning set forth in the Tax Matters Agreement.

“Term” shall have the meaning set forth in Section 7.01.

“Third Party” shall mean a Person that is neither a Party nor an Affiliate of a Party.

Section 1.02                             References; Interpretation.  References in this Agreement to any gender include references to all genders, and references to the singular include references to the plural and vice versa. Unless the context otherwise requires, the words “include”, “includes” and “including” when used in this Agreement shall be deemed to be followed by the phrase “without limitation”. Unless the context otherwise requires, references in this Agreement to Articles, Sections, Annexes, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Annexes, Exhibits and Schedules to, this Agreement. Unless the context otherwise requires, the words “hereof”, “hereby” and “herein” and words of similar meaning when used in this Agreement refer to this Agreement in its entirety and not to any particular Article, Section or provision of this Agreement.

ARTICLE 2

SERVICES

Section 2.01                             Provision of Services.  Service Provider shall provide to Service Recipient (or, as applicable, its Affiliates), the applicable services (each, a “Service” and collectively, the “Services”) set out on schedules attached hereto (as may be amended, supplemented or modified from time to time by mutual agreement of the Parties or in accordance with Section 2.02, each, a “Service Schedule” and collectively, the “Service Schedules”), in each case for the duration of the applicable Service Period.  Subject to Section 2.02, Service Provider shall not have any obligation hereunder to provide any services not set forth on a Service Schedule.   The Services shall in not in any event include any services identified as “Excluded Services” on the Service Schedules.  For clarity, each Party may perform its obligations, and exercise its rights, under this Agreement through any of its Affiliates.

Section 2.02                             Additional Services.

(a)                                 From time to time during the Term, Service Recipient may request that Service Provider provide additional services (which may include Excluded Services) not included in the Services (such services, “Additional Services”).  In the event that Service Recipient requests that Service Provider provide any Additional Services that (i) are directly dependent upon or inextricably intertwined with the Services and (ii) were inadvertently and unintentionally omitted from the Services, the Parties shall negotiate in good faith to determine the terms and conditions for the provision of such Additional Services; provided, however, that Service Provider shall not be obligated to provide Additional Services if, notwithstanding such good faith negotiation, the Parties are unable to reach agreement on the terms and conditions with respect to the provision of such Additional Services.  For clarity, Service Provider shall not have any obligation to consider in good faith any request from Service Recipient for Additional Services unless such Services meet the criteria in (i) and (ii) above.

(b)                                 In the event the Parties agree that Service Provider will provide any Additional Service, such Additional Service shall automatically constitute a “Service” hereunder, and the Parties shall execute an amendment to the relevant Service Schedule that shall set forth, among other things, (i) the termination date for such Additional Service, (ii) a description of such Additional Service in reasonable detail, (iii) the fees and costs to Service Recipient for such Additional Service, and (iv) any additional terms and conditions specific to such Additional Service.  For clarity, Service Provider’s obligations with respect to providing any Additional Services shall become effective only upon an amendment to the applicable Service Schedule being duly executed and delivered by Service Provider and Service Recipient.

Section 2.03                             Standard of Performance.

(a)                                 Service Provider shall perform the Services (i) in a manner, and at a level of service (including with respect to care, frequency and functionality), that is substantially similar to the manner in which, and at the level of service with which such Services were provided during the twelve (12) month period immediately prior to the Effective Date, subject to any different or additional service levels for a Service specifically set forth on the applicable Service Schedule and (ii) in compliance with applicable Law.

(b)                                 Service Recipient hereby acknowledges that Service Provider (i) may be providing similar services and/or services that involve the same resources as those used to provide the Services hereunder to its internal organizations and businesses and to other Affiliates and to customers and other Third Parties, and that the provision of, and allocation of resources to, any such similar services shall in no event be deemed to be a breach of Service Provider’s obligations hereunder, so long as Service Provider continues to provide the Services in accordance with the terms of this Agreement, and (ii) is not in the business of providing the Services (or any services similar to the Services) and is providing the Services to Service Recipient solely for the purpose of facilitating the transactions contemplated by the SDA.

Section 2.04                             Subcontracting.  Service Recipient acknowledges and agrees that Service Provider may hire or engage one or more of its Affiliates or unaffiliated Third Parties (each such Third Party, a “Subcontractor”) to provide any Service (including any part of any Service) under this Agreement; provided, that no such arrangement shall relieve Service Provider of its obligations to provide the Services hereunder.  Notwithstanding the foregoing, Service Provider shall not be liable for the acts or omissions of its Subcontractors (including any Third Party licensors, outsourcers or other vendors) in providing the Services on behalf of Service Provider, except to the extent such liability results from the willful misconduct or gross negligence of Service Provider; provided, however, that Service Provider shall take commercially reasonable efforts, and cooperate with Service Recipient (and, as applicable, its Affiliates), to pass through the benefit of any indemnities, representations or warranties under Service Provider’s agreements with such Subcontractors, to the extent permitted under the applicable agreement.  Upon Service Recipient’s request, Service Provider shall, at its option, either (i) enforce its rights under such agreement(s), or (ii) grant to Service Recipient rights of subrogation, to the extent permitted under the applicable agreement(s), so that Service Recipient may directly enforce the applicable agreement(s) against the applicable Subcontractor.  Notwithstanding the foregoing, Service Provider shall not be responsible for any failure by any Subcontractor to provide any remedies to which either Party is entitled from the applicable Subcontractors.  Service Recipient shall be responsible for all costs and expenses incurred in connection with seeking or enforcing any rights or remedies with respect to any Subcontractors hereunder (including, for clarity, any costs and expenses incurred by Service Provider in connection therewith).

Section 2.05                             Cooperation.

(a)                                 Each Party shall designate in writing to the other Party one (1) representative to act as a contact person with respect to all issues relating to the provision of the Services pursuant to this Agreement (each, a “Representative”).  The Representatives shall hold review meetings by telephone or in person, as mutually agreed upon, to discuss issues relating to the provision of the Services under this Agreement (“Review Meetings”).  In the Review Meetings, the Representatives shall be responsible for discussing, and seeking to address and resolve, any problems identified relating to the provision (or lack thereof) of Services.  If the Representatives are unable to resolve any such problems, the dispute resolution procedure set forth in Section 9.13 shall apply.

(b)                                 Service Recipient shall, during the applicable Service Period, timely provide to Service Provider all information, materials and other items, and otherwise cooperate, as reasonably requested by Service Provider in connection with the performance of the Services.  In the event that Service Recipient fails to timely provide any such information, materials or other items, or otherwise cooperate with Service Provider in connection with the provision of the Services, Service Provider shall be relieved of its obligation to provide any impacted Service hereunder, if and to the extent the provision of such Service is dependent or otherwise reliant on such information, materials or other items or such cooperation, but only for so long as the failure to provide such information, materials and other items continues.  For clarity, Service Provider shall not be deemed to be in default under, or otherwise in breach of any provision of, this Agreement for any failure or delay in fulfilling or performing any of its obligations under this Agreement if such failure or delay results from Service Recipient’s failure to provide such information, materials or other items to, or otherwise cooperate with, Service Provider in connection with the provision of the Services hereunder.  Each Party shall bear its own costs and expenses incurred in connection with complying with its obligations to provide information, materials and other items, and otherwise cooperate, as provided in this Section 2.05(b).

Section 2.06                             Third Party Consents.

(a)                                 The Parties shall reasonably cooperate and use commercially reasonable efforts to obtain all third-party consents, licenses and other agreements, if any, necessary for the provision of the Services.

(b)                                 In the event that any consent, license or other agreement necessary for the provision of the Services cannot be obtained despite the Parties’ commercially reasonable efforts, or is revoked after the Effective Date, (i) Service Provider shall (A) promptly notify Service Recipient, describing the nature of the potential exposure and any proposed modification in the Services, (B) cooperate and assist Service Recipient (or, as applicable, its Affiliates) in obtaining a reasonable alternative means by which Service Recipient (or such Affiliate) may obtain the affected Services and (C) continue to provide the Services, to the extent reasonably practicable under the circumstances, and (ii) the Parties shall use commercially reasonable efforts to reduce the amount and/or effect of disruption caused by any such failure to obtain such consent, license or other agreement.  All costs and expenses incurred in connection with obtaining any consent or obtaining any alternative arrangement shall be split evenly between the Parties.

Section 2.07                             Certain Limits on Services.

(a)                                 Nothing in this Agreement shall require Service Provider to perform any Service in a manner that would constitute a violation of (i) applicable Law or (ii) the rights of any Person.

(b)                                 In the event that (i) there is nonperformance of any Service as a result of a Force Majeure or (ii) the provision of a Service would violate (A) applicable Law or (B) the rights of any Person, the Parties hereby acknowledge and agree that Service Provider may suspend performance of the Service(s) so affected during such period (but, without limiting the foregoing, only if and to the extent such Service(s) so affected cannot reasonably be performed by Service Provider in another commercially reasonable manner) and agree to work together in good faith to arrange for a reasonable alternative means by which Service Recipient (or, as applicable, its Affiliates) may obtain the Services so affected.  Service Provider shall use commercially reasonable efforts during any such period to mitigate its costs with respect to any such affected Service.  All costs and expenses incurred in connection with obtaining any alternative arrangement shall be split evenly between the Parties.

Section 2.08                             Transitional Nature of Services; Changes.  Notwithstanding anything to the contrary in this Agreement, but without limiting Section 2.03, the Parties hereby acknowledge (i) the transitional nature of the Services and that the intent of the Parties is that Service Recipient shall seek to obtain each of the Services internally or from Third Parties as soon as reasonably practical, and (ii) that Service Provider may make changes from time to time in the manner of performing the Services if (A) Service Provider is making similar changes in performing similar services for itself or its Affiliates, and (B) Service Provider furnishes to Service Recipient substantially the same notice (in content and timing) as Service Provider furnishes to its Affiliates with respect to such changes.

Section 2.09                             Limited Remedy.  Unless otherwise provided on a Service Schedule, in the event Service Provider materially fails to perform any Service in accordance with the terms of this Agreement, then at Service Recipient’s request, Service Provider shall use commercially reasonable efforts to re-perform such Service (“Reperformance”) as soon as reasonably practicable, at no cost to Service Recipient.  To the maximum extent permitted by applicable Law, this Section 2.09 sets forth Service Recipient’s sole and exclusive remedy, and Service Provider’s sole and exclusive liability and obligation, with respect to the performance (or nonperformance) of the Services hereunder, except (i) to the extent any such failure to perform results from the gross negligence or willful misconduct of Service Provider or any Related Parties (in which case, for clarity, any such liability shall be subject to the liability cap set forth in Section 8.03) and (ii) for such specific performance or other equitable remedy that may be awarded by a court of competent jurisdiction.  The Parties hereby expressly acknowledge and agree that, in the event any Reperformance pursuant to this Section 2.09 is not promptly performed in accordance herewith, then in addition to, and without limiting, any other remedy available to a Service Recipient under this Agreement, Service Recipient shall be entitled to specific performance and immediate injunctive relief, without being required to (x) prove the inadequacy of money damages as a remedy or (y) post a bond.

ARTICLE 3

PAYMENT; BILLING

Section 3.01                             Charges for the Services.  With respect to each Service, Service Recipient shall pay to Service Provider (i) the fees set out on the applicable Service Schedule (each, a “Service Fee”) and (ii) all costs and expenses paid or payable to Third Parties in connection with the Services, which shall be passed-through to Service Recipient consistent with past practice or as otherwise set forth on the Service Schedules (“Third-Party Costs”, and together with the Service Fees, the “Charges”).

Section 3.02          Invoices.  Charges for the Services and all other amounts payable hereunder shall be invoiced by Service Provider to Service Recipient on a monthly basis and shall be payable to Service Provider by Service Recipient.  Each invoice shall set forth reasonable details for any amounts payable under this Agreement, and Service Provider agrees to provide to Service Recipient a copy of any supporting documentation reasonably requested by Service Recipient with respect to any such invoice.  The amounts set forth in such invoices with respect to Taxes shall be separately stated on the relevant invoice to Service Recipient.

Section 3.03          Payments. Service Recipient shall pay to Service Provider all undisputed amounts documented in each invoice in U.S. Dollars within forty five (45) days of receipt of an invoice from Service Provider, to the bank account set out in the applicable invoice, or such other method agreed upon by the Parties.  All payments shall be made in full without any withholding, deduction or setoff except as may be required by applicable Law.  If Service Recipient is required to deduct or withhold any amount under applicable Law, it shall be obliged to pay to Service Provider such sum as will, after such deduction or withholding has been made, leave Service Provider with the same amount as it would have been entitled to receive in the absence of any such requirement to make a deduction or withholding. The Parties will use reasonable efforts to provide each other with any and all documentation required by any Taxing authority to reduce or eliminate any Taxes or withholding.

Section 3.04          Late Payments; Invoice Disputes.

(a)           If Service Recipient fails to pay any undisputed amount due to Service Provider hereunder by the due date for payment, Service Recipient shall pay interest on any outstanding amounts at the rate equal to the then applicable Prime Rate plus four percent (4%) (or the maximum rate under applicable Law, whichever is lower), from the due date for such payment until such payment is made in full.

(b)           Service Recipient may withhold payments for amounts disputed in good faith pending resolution of such disputes in accordance with Section 9.13 of this Agreement; provided that if Service Recipient disputes any amount of an invoice, Service Recipient shall notify Service Provider in writing promptly following Service Recipient’s receipt of such invoice and shall describe in reasonable detail the reason for disputing such amount.  Upon resolution of such dispute, to the extent Service Recipient owes Service Provider some or all of the amount withheld, such amount shall bear interest in accordance with this Section 3.04 and Service Recipient shall promptly pay such applicable amount, together with the interest accrued, to Service Provider.

Section 3.05          Taxes.  Service Recipient shall pay all sales, service, valued added, use, excise, occupation, and other similar taxes and duties (in each case, together with all interest, penalties, fines and additions thereto) that are assessed against either Party on the provision of Services (either as a whole or against any particular Service) received by Service Recipient from Service Provider pursuant to the terms of this Agreement (including with respect to amounts paid by Service Provider to Third Parties) (collectively, “Service Taxes”); provided that the Parties shall use commercially reasonable efforts to minimize any such Service Taxes.  If required under applicable Law (or, in the case of Service Taxes relating to amounts paid by Service Provider to Third Parties), Service Provider shall invoice Service Recipient for the full amount of all Service

Taxes, and Service Recipient shall pay, in addition to the other amounts required to be paid pursuant to the terms of this Agreement, such Service Taxes to Service Provider

Section 3.06          Indirect Tax Registration.  Service Provider and Service Recipient will, at the Effective Date, be registered for all Indirect Taxes to the extent required by applicable Law.

ARTICLE 4

BOOKS AND RECORDS

Section 4.01          Maintenance of Books and Records; Inspection Rights.  For so long as Service Provider is providing any Services under this Agreement, and for three (3) years thereafter (or such longer period as may be required under applicable Law or by either Party’s document retention policies of which such Party is aware), Service Provider shall keep and maintain books, records, data, reports and all other information related to the provision of the Services, including all information related to the payment obligations hereunder, including any costs and expenses incurred in the provision of the Services, and which books, records, data, reports and other information shall be sufficient to enable Service Recipient to verify and substantiate Service Provider’s invoicing of Charges therefor.  Service Provider shall make such books, records, data, reports and other information reasonably available to any officer of, or other authorized Person designated by, Service Recipient for inspection and audit at the principal office of Service Provider, at reasonable times and on reasonable advance written request therefor, subject to the confidentiality provisions set forth herein.

ARTICLE 5

CONFIDENTIALITY

Section 5.01          Confidentiality Obligations.  Notwithstanding any termination of this Agreement, for a period of three (3) years from the Effective Date, Receiving Party shall hold, and shall cause its Related Parties to hold, in strict confidence, and not to disclose or release or use, without the prior written consent of Disclosing Party, any and all Confidential Information concerning Disclosing Party.  Receiving Party may only use Confidential Information of Disclosing Party in connection with the Services hereunder, or to otherwise exercise its rights and fulfill its obligations hereunder.  Receiving Party agrees that it shall not disclose Confidential Information to any Third Party without the prior written consent of Disclosing Party, except as set forth in Section 5.02 and/or as otherwise expressly permitted under this Agreement.

Section 5.02          Permitted Disclosures.

(a)           Receiving Party may disclose Confidential Information of Disclosing Party (i) between and among its Affiliates in connection with the Services hereunder and to otherwise exercise its rights and fulfill its obligations hereunder and (ii) to Receiving Party’s auditors, attorneys, financial advisors, bankers and other appropriate consultants and advisors, to the extent (A) such disclosure is related to the Services; (B) such Person’s duties justify the need to know such Confidential Information and (C) such Person is under obligations of confidentiality and non-use at least as restrictive as those set forth in this Agreement.

(b)           Receiving Party may disclose Confidential Information (i) if Receiving Party is required or compelled to disclose any such Confidential Information by judicial or administrative process or by other requirements of applicable Law or stock exchange rule or (ii) as required in connection with any legal or other proceeding by Receiving Party against Disclosing Party (or vice versa).  Notwithstanding the foregoing, in the event that any demand or request for disclosure of Confidential Information is made pursuant to clause (i) or (ii) above, Receiving Party shall promptly notify Disclosing Party of the existence of such request or demand and shall provide Disclosing Party a reasonable opportunity to seek an appropriate protective order or other remedy, which Receiving Party will cooperate in obtaining.  In the event that such appropriate protective order or other remedy is not obtained, Receiving Party shall furnish only that portion of the Confidential Information that is legally required to be disclosed and shall take commercially reasonable steps to ensure that confidential treatment is accorded such information.

Section 5.03          Return of Confidential Information.  Upon the expiration or other termination of this Agreement, or at any other time upon the written request of Disclosing Party, Receiving Party shall promptly return to Disclosing Party or, at Disclosing Party’s request, destroy all Confidential Information of Disclosing Party in Receiving Party’s possession or control, together with all copies, summaries and analyses thereof, regardless of the format in which such Confidential Information exists or is stored.  In the case of destruction, upon Disclosing Party’s request, Receiving Party shall promptly send a written certification that destruction has been accomplished to Disclosing Party.  Notwithstanding the foregoing, however, Receiving Party is entitled to retain one copy of such Confidential Information for the sole purpose of complying with its obligations under applicable Law or this Agreement.  With regard to Confidential Information stored electronically on backup tapes, servers or other electronic media, except to the extent required by applicable Law, the Parties agree to use commercially reasonable efforts to destroy such Confidential Information without undue expense or business interruption; provided however that Confidential Information so stored is subject to the obligations of confidentiality and non-use contained in this Agreement for as long as it is stored.

ARTICLE 6

INTELLECTUAL PROPERTY; DATA; PERSONAL INFORMATION

Section 6.01          Intellectual Property.

(a)           IP Ownership.  Except as expressly provided in this Agreement, the SDA or another Ancillary Agreement, no rights or obligations (including any license) in respect of a Party’s Intellectual Property rights are granted, or are implied to be granted, to the other Party.

(b)           Limited Licenses.

(i)            Service Recipient hereby grants, on behalf of itself and its Affiliates, to Service Provider (and, as applicable, any Person working on its behalf) a limited, non-exclusive, royalty-free right and license (with the right to grant sublicenses as provided herein) to use any Intellectual Property rights or Data owned or controlled by Service Recipient (the “Service Recipient Intellectual Property”), solely to the extent necessary for the provision of the Services hereunder (the “Service Provider License”).  Service Provider hereby acknowledges and agrees that all right, title and interest in and to the Service Recipient Intellectual Property are, as between the Parties, owned solely and exclusively by Service Recipient, and that Service Provider shall not have any right, title or interest therein or thereto, whether by implication, estoppel or otherwise.

(ii)           Service Provider hereby grants, on behalf of itself and its Affiliates, to Service Recipient (and, as applicable, its Affiliates) a limited, non-exclusive, royalty-free right and license (with the right to grant sublicenses as provided herein) to use any Intellectual Property rights or Data owned or controlled by Service Provider (the “Service Provider Intellectual Property”), solely to the extent necessary for Service Recipient to receive the Services hereunder (the “Service Recipient License”).  Service Recipient hereby acknowledges and agrees that all right, title and interest in and to the Service Provider Intellectual Property are, as between the Parties, owned solely and exclusively by Service Provider, and that Service Recipient shall not have any right, title or interest therein or thereto, whether by implication, estoppel or otherwise.

(iii)          The Service Provider License and the Service Recipient License (and any sublicenses granted thereunder) shall automatically terminate with respect to each Service upon the earlier of (i) the expiration of the applicable Service Period and (ii) the termination of such Service in accordance with the terms of this Agreement.

Section 6.02          Ownership of Data.  Except as expressly provided in this Agreement, the SDA, or another Ancillary Agreement, no rights or obligations in respect of Service Recipient’s (or any of its Affiliates’) Data are granted, or are implied to be granted, to Service Provider (or any Person working on its behalf).

Section 6.03          Sharing of Personal Information.  With respect to the exchange of information or data, the Parties shall comply with the Data Sharing Addendum attached hereto as Exhibit A (“Data Sharing Addendum”), the terms of which are hereby incorporated into this Agreement.  The Parties shall further comply with the Business Associate Agreements attached hereto as Exhibit B (each a “Business Associate Agreement”) the terms of which are hereby incorporated into this Agreement, with respect to the exchange of Protected Health Information (as defined in the Business Associate Agreements).  For the purposes of this Section 6.03, capitalized terms used but not defined herein shall have the meanings given to such terms in the Data Sharing Addendum. For the purposes of the Data Sharing Addendum, the Parties acknowledge and agree that the details of the Processing of Personal Information pursuant to the performance of this Agreement (as required by Article 28(3) GDPR) shall be as follows:

(a)           The subject matter of the Processing of Personal Information is set out in this Agreement and on each respective Service Schedule under which Personal Information is Processed.  Subject to Section 4.11 and Section 4.12 of the Data Sharing Addendum, Data Recipient will Process Personal Information for the duration of the period set forth in accordance with RemainCo’s records management policy in effect as of the Effective Date, unless otherwise set forth in the applicable Service Schedule or otherwise agreed between the Parties in writing to comply with applicable Law.

(b)           Data Recipient will Process Personal Information as necessary to perform its obligations under the applicable Service Schedule and this Agreement.

(c)           The Personal Information to be Processed by the Data Recipient in performing its obligations under this Agreement may include, but is not limited to, the categories of Personal Information (if any) set forth in the applicable Service Schedule (the “Data Processing Categories”).

(d)           The Personal Information to be Processed by the Data Recipient in relation to this Agreement may include, but is not limited to, Personal Information relating to the categories (if any) of Data Subjects set forth in the applicable Service Schedule (the “Data Subject Categories”).

ARTICLE 7

TERM AND TERMINATION

Section 7.01          Initial Term.  The term of this Agreement (the “Term”) shall commence on the Effective Date and, unless otherwise terminated pursuant to Section 2.08 or Section 7.03, shall terminate with respect to (i) each Service, upon the expiration or earlier termination of the Service Period for such Service (which shall include, for clarity, any extension to such Service Period made in accordance with the terms of this Agreement) and (ii) this Agreement, upon the expiration or earlier termination of the Service Periods for all Services.  Notwithstanding anything to the contrary in this Agreement or any Service Schedule, this Agreement, including all of the Services provided hereunder, shall terminate no later than twenty-four (24) months after the Effective Date, plus the total period of any extensions made by Service Provider pursuant to the first sentence of Section 7.02.

Section 7.02          Service Period Extensions.  Unless otherwise provided on the applicable Service Schedule, Service Recipient may, at its option, extend the Service Period for any Service (i) for up to an additional two (2) months, on the same terms and conditions (including with respect to fees) as such Service was provided during the initial term for such Service, and (ii) thereafter, for up to an additional three (3) months, on the same terms and conditions as previously provided, except the Service Fees for such Service provided during such extension period shall be increased by twenty percent (20%).  Thereafter, any extension to the Service Period for any Service shall be at Service Provider’s sole discretion.  All fees payable pursuant to this Section 7.02 shall be paid in accordance with the procedures set forth in Article 3.

Section 7.03          Early Termination.

(a)           Termination for Cause.

(i)            If a Party materially breaches this Agreement and fails to remedy such breach within sixty (60) days after receipt of written notice of such breach from the other Party, such other Party may terminate this Agreement, solely with respect to the Service or Services impacted by such breach, upon written notice to the other Party.

(ii)           Either Party may terminate this Agreement upon written notice to the other Party if the other Party makes a general assignment for the benefit of creditors or becomes insolvent, a receiver is appointed on behalf of the other Party, or a court approves reorganization or arrangement proceedings for the other Party.

(b)           Termination for Convenience.  Unless otherwise provided on a Service Schedule, any Service or group of Services may be terminated by Service Recipient for convenience, upon forty-five (45) days’ prior written notice to Service Provider, subject to Section 7.05(b); provided, however, that if the termination of any Service or group of Services results in any layoffs that could, alone or combined with any other layoffs, trigger advance notice requirements under the Worker Adjustment Retraining and Notification Act or any similar foreign, state or local Law, then the Service Recipient shall provide Service Provider with advance notice of no less than the days required to be provided to employees under applicable Law plus five (5) Business Days.

Section 7.04          Data Transmission.  On or prior to the last day of each applicable Service Period, Service Provider shall cooperate, and shall cause its Affiliates and any other Person working on its behalf, to cooperate, to support the transfer to Service Recipient (or its designee) of any data owned by Service Recipient or any of its Affiliates that was generated in connection with the performance of the applicable Services.  If requested by Service Recipient, Service Provider shall promptly deliver, and shall cause its Affiliates and any Person working on its behalf to promptly deliver to Service Recipient (or its designee), within such time periods as the Parties may reasonably agree, copies of records, data, files and other information received or computed for the benefit of Service Recipient or any of its Affiliates during the Term, in electronic and/or hard copy form; provided, however, that (i) Service Provider and its Affiliates shall not have any obligation to provide any data in any format other than the format in which such data was originally generated, and (ii) Service Provider shall be reimbursed for its reasonable out-of-pocket costs incurred in connection with providing such records, data, files and other information.

Section 7.05          Effect of Termination.

(a)           General.  Expiration or other termination of this Agreement shall not:  (i) relieve the Parties of any liability or obligation which accrued hereunder prior to the effective date of such termination; (ii) preclude either Party from pursuing any rights and remedies it may have hereunder or at law or in equity with respect to any breach of this Agreement prior to the effective date of such termination; or (iii) prejudice either Party’s right to obtain performance of any obligation that accrued hereunder prior to the effective date of such termination or that, by the terms of this Agreement, survives such termination.

(b)           Reimbursement of Stranded Costs.  In the event that Service Recipient requests the termination of any Service (or group of Services) in accordance with Section 7.03(b), Service Provider shall provide Service Recipient with a reasonable estimate of all costs and expenses Service Provider expects to incur in connection with such termination, including Service Recipient’s share of applicable severance costs in accordance with Section 7.05(c), and all costs and expenses related to transitioning such Service (or group of Services) to Service Recipient, as well as reasonable unamortized hardware, software or other costs and charges that were allocated to and related to the provision of such Service (or group of Services), but excluding any allocation of corporate overhead costs (such costs, collectively, the “Termination Costs”).  Upon receipt of Service Provider’s estimate of Termination Costs, Service Recipient shall have the option to (i) terminate such Service (or group of Services), (ii) revoke its request to terminate such Service (or group of Services) or (iii) dispute Service Provider’s estimate of Termination Costs (in which case such dispute will be resolved in accordance with Section 9.13).  If Service Recipient elects to terminate such Service (or group of Services), Service Recipient shall, upon receipt of an invoice consistent with Article 3, reimburse Service Provider for all Termination Costs in accordance with Article 3.  Service Provider shall take commercially reasonable efforts to mitigate the Termination Costs associated with any such termination.

(c)           Employee Severance Costs.  Unless otherwise set forth on the applicable Service Schedule, upon termination of employment of any employee providing Services (as listed on the Service Schedules), where such termination is primarily and demonstrably due to termination or reduction of the Services such employee was supporting in accordance with Section 7.03(b), Service Recipient shall reimburse Service Provider for a portion of the severance costs and any other resulting Liabilities in proportion to such employee’s time allocable to the benefit received by Service Recipient.

(d)           Survival.  Notwithstanding anything to the contrary in this Agreement, Sections 6.01(a), 6.02, 6.03 and 7.05, and Articles 4, 5, 8 and 9, and any other provisions of this Agreement that by their nature are necessary to survive the expiration or termination of this Agreement, shall survive the termination or expiration of this Agreement.

ARTICLE 8

DISCLAIMER AND LIMITATION OF LIABILITY

Section 8.01          Disclaimer of Warranties.  EXCEPT AS EXPRESSLY SET FORTH HEREIN, EACH PARTY MAKES NO, AND HEREBY EXPRESSLY DISCLAIMS ANY AND ALL, REPRESENTATIONS OR WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, WITH RESPECT TO THE SERVICES TO BE PROVIDED OR RECEIVED BY IT OR OTHERWISE WITH RESPECT TO THIS AGREEMENT.

Section 8.02          Disclaimer of Consequential Damages.  UNDER NO CIRCUMSTANCES WHATSOEVER SHALL EITHER PARTY (OR ANY OF ITS RELATED PARTIES) BE LIABLE TO THE OTHER PARTY (OR ANY OF ITS RELATED PARTIES) IN CONTRACT, TORT, NEGLIGENCE, BREACH OF STATUTORY DUTY OR OTHERWISE FOR ANY INDIRECT, CONSEQUENTIAL, SPECIAL, INCIDENTAL OR PUNITIVE DAMAGES OR ANY LOST PROFITS, LOSS OF USE, DAMAGE TO GOODWILL OR LOSS OF BUSINESS IN CONNECTION WITH THIS AGREEMENT, EVEN IF IT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, AND EACH PARTY HEREBY WAIVES, ON BEHALF OF ITSELF AND ITS RELATED PARTIES, ANY AND ALL CLAIMS FOR SUCH DAMAGES, INCLUDING ANY CLAIM FOR LOST PROFITS, LOSS OF USE, DAMAGE TO GOODWILL OR LOSS OF BUSINESS WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE.

Section 8.03          Liability Cap.  Notwithstanding anything contained herein or in the SDA, to the maximum extent permitted by applicable Law, the maximum aggregate liability of each Party (including its Related Parties) arising out of or in connection with this Agreement shall not exceed the greater of (i) the aggregate amount paid or payable by Service Recipient to Service Provider for all Services contained within the same Service Schedule as the Service giving rise to such liability, as of the date of the events or circumstances giving rise to such liability, and (ii) one hundred thousand U.S. dollars (U.S. $100,000).

ARTICLE 9

MISCELLANEOUS

Section 9.01          Force Majeure.  Neither Party shall be held liable or responsible to the other Party, nor be deemed to be in default under, or otherwise in breach of any provision of, this Agreement for failure or delay in fulfilling or performing any obligation of this Agreement (other than a payment failure) when such failure or delay is due to an event of Force Majeure.  For purposes of this Agreement, “Force Majeure” is defined as causes beyond the control of the applicable Party which could not, with the exercise of due diligence, have been avoided, including acts of God, civil disorders or commotions, acts of aggression, fires, accidents, explosions, floods, drought, war, sabotage, embargo, earthquakes, storms, utility failures, material shortages, national labor disturbances, riots, delays or errors by shipping companies, changes in applicable Law, national health emergencies, destruction, damage or appropriations of property, government requirements, acts of civil or military authorities or terrorism or the threat of any of the foregoing.  In such event, the Party so affected shall not be excused from such performance, but shall merely suspend such performance during the continuation of such event of Force Majeure.  The Party prevented from performing its obligations or duties because of the event of Force Majeure shall, after becoming aware of such event of Force Majeure, promptly notify the other Party hereto of the occurrence and particulars of such event and of the period for which such event is expected to continue, and shall provide the other Party, from time to time, with its best estimate of the duration of such event of Force Majeure and with notice of the termination thereof.  The affected Party shall use its commercially reasonable efforts to avoid or remove such causes of nonperformance and to ameliorate the effects of such nonperformance as promptly as practicable thereafter and upon termination of all applicable events of Force Majeure, the performance of any suspended obligation or duty shall promptly recommence.  When an event of Force Majeure arises, the Parties shall discuss what, if any, modification of the terms of this Agreement may be required in order to arrive at an equitable solution.  No Party shall be liable to the other Party for any direct, indirect, consequential, incidental, special, punitive, exemplary or other damages arising out of or relating to the suspension or termination of any of its obligations or duties under this Agreement by reason of the occurrence of an event of Force Majeure.

Section 9.02          Complete Agreement; Construction.  This Agreement shall constitute the entire agreement between the Parties with respect to the subject matter hereof and shall supersede all previous negotiations, commitments and writings with respect to such subject matter.  In the event of any inconsistency between this Agreement and any Service Schedule hereto, the Service Schedule shall prevail.  In the event and to the extent that there shall be any inconsistency between the provisions of this Agreement and the provisions of the SDA with respect to the provision of the Services, this Agreement shall control.

Section 9.03          Relationship of the Parties.  Each Party hereby acknowledges that the Parties are separate entities, each of which has entered into this Agreement for independent business reasons.  The relationships of the Parties hereunder are those of independent contractors and nothing in this Agreement is intended or shall be deemed to constitute a partnership, agency, employer-employee or joint venture relationship between the Parties.  The Parties’ obligations and rights in connection with the subject matter hereof are solely as specifically set forth in this Agreement (including in any Service Schedule hereto), and each Party acknowledges and agrees that it owes no fiduciary or other duties or obligations to the other by virtue of any relationship created by this Agreement.

Section 9.04          No Third Party Beneficiaries.  This Agreement is for the sole benefit of the Parties hereto (and, where applicable, its Affiliates) and their permitted assigns and nothing herein expressed or implied shall give or be construed to give to any Person, other than the Parties hereto and such assigns, any legal or equitable rights hereunder.

Section 9.05          Notices.  All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by facsimile with receipt confirmed (followed by delivery of an original via overnight courier service) or by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 9.05):

To RemainCo:

Wyndham Destinations, Inc.
6277 Sea Harbor Drive

Orlando, FL 32821

Attn: Office of the General Counsel

Facsimile: 407-626-5222

To SpinCo:

Wyndham Hotels & Resorts, Inc.
22 Sylvan Way

Parsippany, NJ 07054

Attn: Office of the General Counsel

Facsimile: 973-753-6760

Section 9.06          Waivers. The failure of any Party to require strict performance by the other Party of any provision in this Agreement will not waive or diminish that Party’s right to demand strict performance thereafter of that or any other provision hereof.

Section 9.07          Amendments. This Agreement may not be modified or amended except by an agreement in writing signed by the Parties.

Section 9.08          Assignment.  Except as otherwise provided in this Agreement, this Agreement shall not be assignable, in whole or in part, directly or indirectly, by either Party without the prior written consent of the other Party, and any attempt to assign any rights or obligations arising under this Agreement without such consent shall be void; provided, that a Party may assign this Agreement in connection with a merger transaction in which such Party is not the surviving entity or the sale by such Party of all or substantially all of its Assets; provided, that the surviving entity of such merger or the transferee of such Assets shall agree in writing, reasonably satisfactory to the other Party, to be bound by the terms of this Agreement as if named as a “Party” hereto.  No assignment shall relieve either Party of the performance of any accrued obligation that such Party may then have under this Agreement.

Section 9.09          Counterparts.  This Agreement may be executed in more than one counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each Party and delivered to the other Party.

Section 9.10          Severability.  In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.  The Parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 9.11          GOVERNING LAW.  THIS AGREEMENT (INCLUDING THE ARBITRATION PROCEDURE REFERENCED IN Section 9.13) SHALL BE GOVERNED BY AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF NEW YORK, INCLUDING ITS STATUTE OF LIMITATIONS, WITHOUT GIVING EFFECT TO ANY CONFLICTS OF LAW PRINCIPLES OR OTHER RULES THAT WOULD RESULT IN THE APPLICATION OF THE LAWS OF A DIFFERENT JURISDICTION.

Section 9.12          Waiver of Jury Trial. EACH OF THE PARTIES HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH OF THE PARTIES HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.12.

Section 9.13          Dispute Resolution.

(a)           In the event of any dispute, controversy or claim arising out of or in connection with this Agreement (including its formation, interpretation, breach or termination, and whether contractual or non-contractual in nature) (a “Dispute”), either Party may serve written notice of the Dispute on the other Party (a “Dispute Notice”).  The general counsels of the Parties and/or an executive officer designated by each Party shall negotiate for a reasonable period of time following receipt of a Dispute Notice to seek to amicably resolve such Dispute; provided, that such period shall not, unless otherwise agreed by the Parties in writing, exceed forty-five (45) days from the time of receipt by a Party of a Dispute Notice.  The receipt of a Dispute Notice associated with a specified Dispute pursuant to this Section 9.13(a) shall toll the running of any applicable statute of limitations associated with the Dispute, until the Parties have jointly determined in writing that they are unable to resolve the Dispute, or the dispute is resolved, in accordance with this Section 9.13.

(b)           In the event that the Parties are unable to resolve a Dispute within forty-five (45) days following receipt of a Dispute Notice, a Party may request that such Dispute be finally settled under the then-existing Commercial Rules of the American Arbitration Association (the “Rules”), except as modified herein.  The seat of the arbitration shall be New York, New York.  Within twenty (20) days of requesting that such Dispute be submitted to arbitration, each Party shall designate one (1) arbitrator, and the two (2) arbitrators so appointed shall jointly designate the third arbitrator.  The proceedings shall be conducted in the English language.  All matters relating to the arbitration or the award, and any negotiations, conferences and discussions pursuant to this Section 9.13 shall be treated as Confidential Information and shall be subject Article 5 of this Agreement.  Judgment upon any award rendered may be entered in any court having jurisdiction over the relevant Party or its assets.  The costs associated with arbitration shall be borne by the losing Party.

(c)           Neither Section 9.13(a) nor Section 9.13(a) shall prohibit a Party from seeking injunctive relief from any court of competent jurisdiction in the event of a breach or prospective breach of this Agreement or the Confidentiality Agreement by the other Party where such relief is available under applicable Law.  The Parties acknowledge and agree that, in the event either Party seeks injunctive relief in the event of a breach or prospective breach of this Agreement, the prevailing Party shall be entitled to reimbursement from the non-prevailing party for commercially reasonable attorneys’ fees and costs incurred in connection with seeking such relief.

[signature page follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the day and year first above written.

WYNDHAM HOTELS & RESORTS, INC.

By:	/s/ David B. Wyshner

Name:	David B. Wyshner
Title:	Chief Financial Officer

WYNDHAM DESTINATIONS, INC.

By:	/s/ Michael Hug

Name:	Michael Hug
Title:	Executive Vice President